Daktronics, Inc. Announces Third Quarter Fiscal 2013 Results

Brookings, S.D. – February 19, 2013 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2013 third quarter net sales of $111.1 million and net income of $2.7 million, or $0.06 per diluted share, compared to net sales of $122.9 million and net income of $1.7 million, or $0.04 per diluted share, for the third quarter of fiscal 2012.   Fiscal 2013 third quarter orders were $134.3 million compared to $107.0 million for the third quarter of fiscal 2012. Backlog at the end of the fiscal 2013 third quarter was $149 million, compared with a backlog of $121 million a year earlier and $128 million at the end of the second quarter of fiscal 2013.

Net sales, net income and earnings per share for the nine months ended January 26, 2013 were $393.8 million, $20.9 million and $0.49 per diluted share, respectively. This compares to $377.5 million, $9.0 million and $0.21 per diluted share, respectively, for the same period in fiscal 2012.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $26.6 million for the first nine months of fiscal 2013, compared to $(4.1) million for the same period in fiscal 2012.  Cash and marketable securities at the end of the third quarter of fiscal 2013 were $50.1 million, which compares to $50.6 million at the end of the fiscal 2012 third quarter.

“We were pleased with our order volume in the third quarter which set us up with a solid backlog going into the fourth quarter. On the sales front, we had anticipated our sales level would be comparable to fiscal 2012 third quarter, but we came in under that primarily due to on-site schedule changes which delayed a couple of large projects. The revenue associated with these delays will be realized in the fourth quarter,” said Jim Morgan, president and chief executive officer.

Gross profit levels were lower primarily due to the lower revenues for the third quarter compared to the level of fixed costs in our infrastructure. Operating expenses for the quarter were relatively flat compared to the third quarter of fiscal 2012. We realized a one-time tax benefit this quarter for the reinstatement of the research and development tax credit , which provided an approximate $1.9 million tax benefit for the quarter.

Orders

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Orders in the Commercial business unit were up approximately 20 percent in the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012, including two video system orders for a combined total of approximately $7.5 million and a slight increase in the volume of standard orders booked. Billboard orders remained flat compared to the previous year.

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Orders in the third quarter of fiscal 2013 for the Live Events business unit rose approximately 23 percent compared to the third quarter of fiscal 2012 as a result of winning multiple large sport venue projects during the quarter. Significant orders booked in the quarter included video display systems at two NFL stadiums and one at the University of Illinois with a combined total of over $19 million.

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Orders in the Schools and Theatres business unit improved by approximately two percent for the third quarter of fiscal 2013, compared to the same period in fiscal 2012. The continued improvement during fiscal 2013 was in part due to schools demonstrating more willingness this year than in fiscal 2012 to move forward with projects along with increased interest in larger video display systems for high schools.

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Orders in the Transportation business were up approximately 29 percent compared to the same period in fiscal 2012, primarily as a result of booking the first $6 million commitment related to the previously announced $20 million procurement contract with the New Jersey Turnpike Authority and booking a $3 million project with one of our ongoing state department of transportation customers.

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Orders in the International business unit were up approximately 62 percent over the third quarter of fiscal 2012. Orders for the quarter included two projects totaling $5.1 million for sports venues and a $2.2 million order from one of our commercial national accounts customers, all originating in the Asia Pacific region.

Outlook
Morgan added, “Our backlog includes some work that is not deliverable in the fourth quarter of fiscal 2013 due to customers' schedules; however, we expect sales to increase in our fiscal 2013 fourth quarter over both the third quarter of fiscal 2013 and the fourth quarter of fiscal 2012. Gross profit margin is expected to be lower than our fiscal 2013 year-to-date levels due to the mix of business, as we anticipate working on a number of larger contracts with lower sales margins this quarter. Operating expenses are expected to be slightly less than in our fiscal third quarter. We are estimating that our capital investment for all of fiscal 2013 will be less than $11.0 million, down from $16.5 million in fiscal 2012.”

“We continue to see a strong pipeline of potential business. We see opportunities in our International business unit in third party advertising. We recently announced the prospective acquisition of OPEN Out-of Home Solutions (“OPEN”), a Belgian company that specializes in serving the third party advertising market in Europe. We expect to complete the integration of OPEN into Daktronics by the first quarter of fiscal 2014, and we look forward to the opportunities this acquisition offers. We see opportunity for continued growth in video projects for high schools in Schools and Theatres, and large video systems in Live Events. Transportation has a strong pipeline and we will start shipping our new full color standard displays specially designed for that market in the fourth quarter. We see the shift to full color in the transportation business as a positive growth driver for that business. We expect a limited amount of growth in our commercial business, but opportunities exist for large video projects and replacement programs of some of our national on-premise accounts. We remain committed to our three-year strategic goal to significantly improve operating margin by attaining top line growth and containing costs. We have more work to do over the next couple of years to achieve and sustain that goal, and we will continue to work on improvements during the fourth quarter. We continue to work to improve the gross profit on contracts as well as on standard products through initiatives in product design, manufacturing, and project management,” continued Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2012 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012

Net sales	$111,050	$122,925	$393,840	$377,532
Cost of goods sold	84,001	95,070	288,049	288,702
Gross profit	27,049	27,855	105,791	88,830

Operating expenses:
Selling expense	13,652	13,341	39,528	38,475
General and administrative	6,717	6,974	20,148	20,410
Product design and development	5,611	5,696	17,477	17,050
	25,980	26,011	77,153	75,935
Operating income	1,069	1,844	28,638	12,895

Nonoperating income (expense):
Interest income	386	434	1,165	1,326
Interest expense	(28)	(61)	(151)	(231)
Other expense, net	(193)	(29)	(224)	(221)

Income before income taxes	1,234	2,188	29,428	13,769
Income tax (benefit) expense	(1,476)	522	8,493	4,775
Net income	$2,710	$1,666	$20,935	$8,994

Weighted average shares outstanding:
Basic	42,343	41,916	42,206	41,811
Diluted	42,539	42,076	42,447	42,175

Earnings per share:
Basic	$0.06	$0.04	$0.50	$0.22
Diluted	$0.06	$0.04	$0.49	$0.21

Cash dividends declared per share	$0.615	$0.510	$0.730	$0.620

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	January 26, 2013	April 28, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$24,553	$30,592
Marketable securities	25,539	25,258
Accounts receivable, net	59,592	66,923
Inventories	49,578	54,924
Costs and estimated earnings in excess of billings	41,120	23,020
Current maturities of long-term receivables	5,123	5,830
Prepaid expenses and other assets	6,606	5,528
Deferred income taxes	11,191	10,941
Income tax receivables	2,847	5,990
Total current assets	226,149	229,006

Long-term receivables, less current maturities	12,181	12,622
Goodwill	3,328	3,347
Intangibles	1,238	1,409
Advertising rights, net and other assets	988	1,157
Deferred income taxes	35	30
	17,770	18,565
PROPERTY AND EQUIPMENT:
Land	1,497	1,497
Buildings	57,018	56,431
Machinery and equipment	63,789	61,654
Office furniture and equipment	16,199	15,648
Computer software and hardware	41,506	42,172
Equipment held for rental	868	1,003
Demonstration equipment	8,315	9,806
Transportation equipment	4,100	4,116
	193,292	192,327
Less accumulated depreciation	130,626	123,931
	62,666	68,396
TOTAL ASSETS	$306,585	$315,967

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	January 26, 2013	April 28, 2012
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$—	$1,459
Accounts payable	31,798	33,906
Accrued expenses	23,834	22,731
Warranty obligations	12,076	13,049
Billings in excess of costs and estimated earnings	14,796	14,385
Customer deposits (billed or collected)	11,323	12,826
Deferred revenue (billed or collected)	8,553	9,751
Current portion of other long-term obligations	394	359
Income tax payable	625	665
Deferred income taxes	39	42
Total current liabilities	103,438	109,173

Long-term warranty obligations	9,996	9,166
Long-term deferred revenue (billed or collected)	5,221	4,361
Other long-term obligations, less current maturities	803	1,009
Deferred income taxes	1,453	1,453
Total long-term liabilities	17,473	15,989
TOTAL LIABILITIES	120,911	125,162

SHAREHOLDERS' EQUITY:
Common stock	37,259	34,631
Additional paid-in capital	26,549	24,320
Retained earnings	121,906	131,830
Treasury stock, at cost, 19,680 shares	(9)	(9)
Accumulated other comprehensive (loss) income	(31)	33
TOTAL SHAREHOLDERS' EQUITY	185,674	190,805
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$306,585	$315,967

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 26, 2013	January 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,935	$8,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,614	13,209
Amortization	171	189
Amortization of premium/discount on marketable securities	140	140
Loss on sale of property and equipment	33	11
Share-based compensation	2,344	2,474
Excess tax benefits from share-based compensation	(61)	(30)
Provision for doubtful accounts	(197)	(125)
Deferred income taxes, net	(258)	(377)
Change in operating assets and liabilities	(1,466)	(16,092)
Net cash provided by operating activities	33,255	8,393

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,799)	(12,633)
Proceeds from sale of property and equipment	175	168
Purchases of marketable securities	(13,301)	(10,968)
Proceeds from sales and maturities of marketable securities	12,820	13,925
Net cash used in investing activities	(7,105)	(9,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	782
Payments on notes payable	(1,460)	—
Proceeds from exercise of stock options	1,146	431
Excess tax benefits from share-based compensation	61	30
Dividends paid	(30,859)	(25,950)
Net cash used in financing activities	(31,112)	(24,707)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	43	66
NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,919)	(25,756)

CASH AND CASH EQUIVALENTS:
Beginning of period	29,423	54,308
End of period	$24,504	$28,552

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012
Net Sales:
Commercial	$30,997	$38,833	$109,127	$115,239
Live Events	26,528	38,496	121,641	123,676
Schools & Theatres	11,778	10,696	51,639	46,418
Transportation	23,546	10,261	57,713	34,201
International	18,201	24,639	53,720	57,998
	$111,050	$122,925	$393,840	$377,532
Orders:
Commercial	$36,988	$30,720	$113,622	$111,319
Live Events	47,391	38,684	132,285	122,507
Schools & Theatres	10,183	9,941	48,106	41,589
Transportation	19,972	15,443	59,504	43,459
International	19,776	12,218	64,667	46,117
	$134,310	$107,006	$418,184	$364,991

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Nine Months Ended
	January 26, 2013	January 28, 2012
Net cash provided by operating activities	$33,255	$8,393
Purchase of property and equipment	(6,799)	(12,633)
Proceeds from sales of property and equipment	175	168
Free cash flow	$26,631	$(4,072)

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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